SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                   -------------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                 Date of Report
                       (Date of earliest event reported):

                                October 11, 2001
                    ----------------------------------------


                           THERMO ELECTRON CORPORATION
             (Exact name of Registrant as specified in its charter)


Delaware                               1-8002                         04-2209186
(State or other jurisdiction of    (Commission File             (I.R.S. Employer
incorporation or organization)         Number)            Identification Number)

81 Wyman Street, P.O. Box 9046
Waltham, Massachusetts                                                02454-9046
(Address of principal executive offices)                              (Zip Code)



                                 (781) 622-1000
                         (Registrant's telephone number
                              including area code)

Item 5.  Other Events

     On October 11, 2001, Thermo Electron Corporation (the "Company") issued a press release announcing that its Board of Directors approved a distribution to the holders of record of the Company's common stock on November 7, 2001 of all of the shares of its wholly-owned subsidiary, Viasys Healthcare Inc. The distribution is scheduled to occur on November 15, 2001.

     The full text of the Company's press release dated October 10, 2001 is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
         ------------------------------------------------------------------

      (a)   Financial Statements of Business Acquired: Not applicable.

      (b)   Pro Forma Financial Information: Not applicable.

      (c)   Exhibits

            99.1    Press Release dated October 11, 2001.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 12th day of October, 2001.


                                        THERMO ELECTRON CORPORATION


                                        By:   /s/ Theo Melas-Kyriazi
                                           -------------------------------------
                                             Theo Melas-Kyriazi
                                             Vice President and Chief Financial
                                             Officer

                      Thermo Electron Announces Details of
                            Viasys Healthcare Spinoff

WALTHAM, Mass., October 11, 2001 - Thermo Electron Corporation (NYSE:TMO) today announced that its board of directors has approved the spinoff of its wholly owned Viasys Healthcare Inc. subsidiary as a dividend to Thermo Electron shareholders. On November 15, 2001, Thermo Electron will distribute all of its shares of Viasys Healthcare to Thermo Electron shareholders of record on November 7, 2001. Immediately after the planned distribution, Thermo Electron will no longer own shares of Viasys Healthcare.

     Thermo Electron expects to distribute approximately .1428 shares of Viasys Healthcare common stock for each share of Thermo Electron common stock. The final ratio will be based on the actual number of Thermo Electron shares outstanding on the November 7 record date. Thermo Electron shareholders entitled to the dividend will receive stock certificates for whole shares of Viasys Healthcare common stock and cash payments for any fractional shares. Thermo Electron has received a ruling from the Internal Revenue Service that the dividend of Viasys Healthcare shares will qualify as a tax-free distribution for U.S. federal income tax purposes, except that the cash received in lieu of fractional shares will be taxable.

     Thermo Electron shareholders will not be required to take any action in order to receive the Viasys Healthcare common stock. Viasys Healthcare stock certificates will be delivered to the record addresses of the Thermo Electron shareholders.

     Viasys Healthcare has filed with the U.S. Securities and Exchange Commission a preliminary information statement on Form 10 containing details of the distribution and information about Viasys Healthcare. On the distribution date, Thermo Electron will mail the definitive information statement to Thermo Electron shareholders entitled to receive the dividend, together with stock certificates representing the distributed shares.

     Viasys Healthcare designs, manufactures, and markets a variety of medical devices, instruments, and specialty products for use in a range of healthcare services. It operates through three divisions. The Respiratory Care group makes instruments and equipment for the diagnosis and treatment of respiratory, circulatory, and sleep-related disorders. The Neuro-Care group makes diagnostic and monitoring devices for nerve, brain, hearing, and other disorders. The Medical/Surgical Products group manufactures surgical implant components, critical care tube-feeding systems, medical-grade polyurethanes, surgical barrier-control systems, as well as a line of wireless patient-monitoring systems. Products in development address solutions for the diagnosis and treatment of asthma, stroke rehabilitation, advanced respiratory distress syndrome, and systems used in the critical care and surgical arenas. Headquartered in Philadelphia, Pennsylvania, Viasys Healthcare has operations in California, Illinois, Massachusetts, Wisconsin, and Germany, and markets its products worldwide. In 2000, it had revenues of approximately $346 million.

                                     -more-

     Thermo Electron Corporation is a global leader in providing technology-based instruments, components, and systems that offer total solutions for markets ranging from life sciences to telecommunications to food, drug, and beverage production. The company's powerful technologies help researchers sift through data to make discoveries that will fight disease or prolong life. They allow manufacturers to fabricate critical components required to increase the speed and quality of communications. And they automatically monitor and control online production to ensure that quality standards are met safely and efficiently. Thermo Electron, based in Waltham, Massachusetts, reported $2.3 billion in revenues in 2000 and employs approximately 12,000 people worldwide. For more information on Thermo Electron, visit http://www.thermo.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Risk Factors" in the company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000. These include risks and uncertainties relating to: integration of the company's instrument businesses, the ability to improve internal growth, liquidity and prospective performance of a subsidiary to be spun off, the company's guarantee of obligations of a subsidiary that was spun off, the effect of exchange rate fluctuations on international operations, potential impairment of goodwill, the need to develop new products and adapt to significant technological change, dependence on customers that operate in cyclical industries, the effect of changes in governmental regulations, and dependence on customers' capital spending policies and government funding policies.



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